Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of March 12, 2021, PAVmed Inc. (“PAVmed,” the “Company” or “we,” “us” or “our”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, $0.001 par value per share; (ii) warrants to purchase our common stock issued in our initial public offering and in private placements prior thereto (“Series W Warrants”); and (iii) Series Z warrants to purchase our common stock (“Series Z Warrants”). Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The Nasdaq Stock Market LLC.

DESCRIPTION OF COMMON STOCK

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws, and the Delaware General Corporation Law (the “DGCL”) relating to our common stock. This summary discussion is not complete, and is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

We are authorized to issue 20,000,000 shares of preferred stock, par value $0.001, and 150,000,000 shares of common stock, par value $0.001.

Series B Convertible Preferred Stock

On March 23, 2018, we filed the PAVmed Inc. Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock (“PAVmed Inc. Series B Convertible Preferred Stock Certificate of Designation”). As of March 12, 2021, there were 1,252,273 shares of Series B Convertible Preferred Stock issued and outstanding.

Common Stock

As of March 12, 2021, there were 82,460,720 shares of our common stock issued and outstanding, and, as of such date, we also had issued and outstanding:

(i)	Stock Options to purchase 7,023,529 shares of our common stock at a weighted average exercise price of $2.55 per share, under the PAVmed Inc. 2014 Long-Term Incentive Equity Plan (“PAVmed Inc. 2014 Equity Plan”); and 1,778,406 shares of our common stock reserved for issuance, but not subject to outstanding awards under the PAVmed Inc. 2014 Equity Plan; and 360,673 shares of our common stock reserved for issuance under the PAVmed Inc. Employee Stock Purchase Plan (“PAVmed Inc. ESPP”);
(ii)	Common Stock Purchase Warrants to purchase 16,422,915 shares of our common stock at a weighted average exercise price of $1.68 per share;
(iii)	Unit Purchase Options (“UPO”) to purchase 53,000 units at an exercise price of $5.50 per unit, with each unit consisting of one share of our common stock and one Series Z Warrant entitling the holder to purchase one share of our common stock at an exercise price of $1.60 per share;
(iv)	Series B Convertible Preferred Stock of 1,252,273 shares, convertible into a corresponding number of shares of our common stock;

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Exhibit 4.1

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Common Stock

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders is paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights, and there are no sinking fund provisions with respect to our common stock. All shares of common stock that are outstanding are fully-paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of blank check preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares of our common stock. In addition, shares of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Series B Convertible Preferred Stock

The Series B Convertible Preferred Stock is issued pursuant to the PAVmed Inc. Series B Convertible Preferred Stock Certificate of Designation, has a par value of $0.001 per share, no voting rights, a stated value of $3.00 per share, and is immediately convertible upon its issuance, as discussed herein below.

The Series B Convertible Preferred stock is senior to our common stock with respect to dividends and assets distributed in liquidation. In this regard, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company or Deemed Liquidation Event (as defined in the certificate of designations for the Series B Convertible Preferred Stock), the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid out of our assets available for distribution to our stockholders, before any payment shall be made to the holders of our common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the stated value of the Series B Convertible Preferred Stock, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Convertible Preferred Stock been converted into our common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

At the holders’ election, a share of Series B Convertible Preferred Stock is convertible into a share of common stock of PAVmed Inc. at a common stock conversion exchange factor equal to a numerator and denominator of $3.00, with each such numerator and denominator not subject to further adjustment, except for the effect of stock dividends, stock splits or similar events affecting the Company’s common stock. The Series B Convertible Preferred Stock shall not be redeemed for cash and under no circumstances shall the Company be required to net cash settle the Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock provides for dividends at a rate of 8% per annum of the stated value per share of the Series B Convertible Preferred Stock. Dividends are payable in arrears on January 1, April 1, July 1, and October 1, 2021. Dividends accrue and cumulate whether or not declared by our board of directors. All accumulated and unpaid dividends compound quarterly at the rate of 8% of the stated value per annum. Dividends through October 1, 2021 are payable in additional shares of Series B Convertible Preferred Stock. Dividends after October 1, 2021 are payable at our election in any combination of shares of Series B Convertible Preferred Stock, cash or shares of our common stock.

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Exhibit 4.1

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Dividends

We have not paid any cash dividends on our common stock to date. Any future decisions regarding dividends will be made by our board of directors. We do not anticipate paying dividends in the foreseeable future but expect to retain earnings to finance the growth of our business. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors the board of directors may deem relevant.

Anti-Takeover Provisions

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

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Classified Board. Our board of directors is divided into three classes. The number of directors in each class is as nearly equal as possible. Directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The existence of a classified board may extend the time required to make any change in control of the board when compared to a corporation with an unclassified board. It may take two annual meetings for our stockholders to effect a change in control of the board, because in general less than a majority of the members of the board will be elected at a given annual meeting. Because our board is classified and our certificate of incorporation does not otherwise provide, under Delaware law, our directors may only be removed for cause.

Vacancies in the Board of Directors. Our certificate of incorporation and bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director elected to fill a vacancy resulting from the death, resignation or removal of a director shall hold office until the expiration of the term of the director whose death, resignation or removal created the vacancy.

Advance Notice of Nominations and Shareholder Proposals. Our stockholders are required to provide advance notice and additional disclosures in order to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called by the directors, or the president or the chairman, and shall be called by the secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Listing

Our common stock is traded on the NASDAQ Capital Market under the symbols “PAVM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

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Exhibit 4.1

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DESCRIPTION OF SERIES W WARRANTS

The Series W Warrants are issued under a warrant agreement, dated April 28, 2016, between Continental Stock Transfer & Trust Company, as warrant agent, and us. In the discussion that follows, we have summarized selected provisions of the warrant agreement. This summary is not complete. This discussion is subject to the provisions the warrant agreement and is qualified in its entirety by reference to the warrant agreement. You should read the warrant agreement as currently in effect for provisions that may be important to you.

General

We currently have 381,818 Series W Warrants outstanding, as of March 12, 2021. Each Series W Warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below. Each warrant is currently exercisable and expires on January 29, 2022 at 5:00 p.m., New York City time.

Notwithstanding the foregoing, no Series W Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. If a registration statement covering the shares of common stock issuable upon exercise of the Series W Warrants is not effective when the warrants become exercisable, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise the Series W Warrants on a cashless basis in the same manner as if we called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the trading day prior to the date of exercise.

Redemption

We may redeem the outstanding Series W Warrants (other than those outstanding prior to this offering held by certain of our senior managers, our founders and members thereof), at our option, in whole or in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the volume weighted average price of our common stock equals or exceeds $10.00 (subject to adjustment) for any 20 consecutive trading days ending three business days before we send the notice of redemption, provided that the average daily trading volume in the stock is at least 20,000 shares per day, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the Series W Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Series W Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If we call the Series W Warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

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Exercise

The exercise price and number of shares of common stock issuable on exercise of the Series W Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Series W Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The Series W Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock.

Except as described above, no Series W Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the Series W Warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our commercially reasonable best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants.

No fractional shares will be issued upon exercise of the Series W Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Warrant Agreement

The Series W Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Series W Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, we may lower the exercise price or extend the duration of the Series W Warrants without the consent of the holders.

Listing

Our Series W Warrants are traded on the NASDAQ Capital Market under the symbols “PAVMW.”

Warrant Agent and Registrar

The warrant agent and registrar for our Series W Warrants is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

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Exhibit 4.1

(continued)

DESCRIPTION OF SERIES Z WARRANTS

The Series Z Warrants are issued under an amended and restated warrant agreement, dated June 8, 2018, between Continental Stock Transfer & Trust Company, as warrant agent, and us. In the discussion that follows, we have summarized selected provisions of the amended and restated warrant agreement. This summary is not complete. This discussion is subject to the provisions the amended and restated warrant agreement and is qualified in its entirety by reference to the amended and restated warrant agreement. You should read the amended and restated warrant agreement as currently in effect for provisions that may be important to you.

General

We currently have 16,041,097 Series Z Warrants outstanding, as of March 12, 2021. Each Series Z Warrant entitles the registered holder to purchase one share of our common stock at a price of $1.60 per share, subject to adjustment as discussed below. Each warrant is currently exercisable and expires on April 30, 2024 at 5:00 p.m., New York City time.

Notwithstanding the foregoing, no Series Z Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. If a registration statement covering the shares of common stock issuable upon exercise of the Series Z Warrants is not effective when the warrants become exercisable, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise the Series Z Warrants on a cashless basis in the same manner as if we called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average daily volume weighted average price for our common stock for the 10 trading days ending on the trading day prior to the date of exercise.

Redemption

We may redeem the outstanding Series Z Warrants (other than those outstanding prior to this offering held by certain of our senior managers, our founders and members thereof), at our option, in whole or in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the volume weighted average closing price of our common stock equals or exceeds $9.00 (subject to adjustment) for any 20 out of 30 consecutive trading days ending three business days before we send the notice of redemption, provided that the average daily trading volume in the stock during such 30-day period is at least 20,000 shares per day, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the Series Z Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Series Z Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

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If we call the Series Z Warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average daily volume weighted average price the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Exercise

The exercise price and number of shares of common stock issuable on exercise of the Series Z Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Series Z Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

If a Fundamental Transaction (as defined in the amended and restated warrant agreement for the Series Z Warrants) is completed, then, upon any subsequent exercise of a Series Z Warrant, the holders of the Series Z Warrants shall have the right to receive, for each share of our common stock that would have been issuable upon exercise of a Series Z Warrant immediately prior to the occurrence of such Fundamental Transaction, at the option of each holder (without regard to the beneficial ownership limitation described below), the number of shares of common stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of our common stock for which the Series Z Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to the beneficial ownership limitation described below).

The Series Z Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated. Within two trading days following the exercise, the holder will pay in full the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants.

Except as described above, no Series Z Warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the Series Z Warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the amended and restated warrant agreement, we have agreed to use our commercially reasonable best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants.

No fractional shares will be issued upon exercise of the Series Z Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We will not effect any exercise of a Series Z Warrant, and a holder shall not have the right to exercise any portion of a Series Z Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable subscription form, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% (at the election of the holder) of our common stock outstanding.

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Exhibit 4.1

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Warrant Agreement

The Series Z Warrants are issued in registered form under an amended and restated warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The amended and restated warrant agreement provides that the terms of the Series Z Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of two-thirds of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, we may lower the exercise price or extend the duration of the Series Z Warrants without the consent of the holders.

Listing

Our Series Z Warrants are traded on the NASDAQ Capital Market under the symbols “PAVMZ.”

Warrant Agent and Registrar

The warrant agent and registrar for our Series Z Warrants is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

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